
                                          RATIO OF EARNINGS TO COMBINED
                                FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                                                              TRAVELERS GROUP INC. AND SUBSIDIARIES
                                                              (IN MILLIONS OF DOLLARS, EXCEPT FOR RATIO)

                                                   THREE
                                                  MONTHS
                                                   ENDED        YEAR ENDED DECEMBER 31,
                                                  MARCH 31,     -----------------------
                                                  ---------
                                                     1997        1996        1995       1994        1993        1992
                                                   --------     --------   --------    --------    ---------  ---------


Pre tax income from continuing operations          $1,068       $3,398     $2,521      $1,874       $1,523      $1,188

Undistributed earnings of equity investee

Pre tax minority interest

Fixed charges:

  Interest                                            653        2,259      1,956       1,284          707        674

  Interest portion of rentals                          27          107        104         134           61         38
                                                   --------     --------   --------    --------    ---------  ---------

Total fixed charges                                   680        2,366      2,060       1,418          768        712
                                                   --------     --------   --------    --------    ---------  ---------

Earnings available for fixed charges               $1,748       $5,764     $4,581      $3,292       $2,143     $1,874
                                                   --------     --------   --------    --------    ---------  ---------

Total preferred dividend requirement                  $21.0        $93.2      $84.0       $82.9        $27.2      $10.3

Effective tax rate                                    35.3%        30.9%       35.4%       38.3%        36.1%      36.4%

Total preferred dividend grossed up                   $32.4       $134.9     $130.1      $134.3        $42.6      $16.2

Total fixed charges and preferred dividends          $712.9     $2,500.9   $2,190.1    $1,552.3       $810.6     $728.2
                                                   --------     --------   --------    --------    ---------  ---------
Ratio of earnings to combined fixed charges and
  preferred stock dividends                            2.45x        2.30x      2.09x       2.12x        2.64x      2.57x
                                                   --------     --------   --------    --------    ---------  ---------
                                                   --------     --------   --------    --------    ---------  ---------

